Exhibit 12.1

                               OMNICOM GROUP INC.

                       Ratio of Earnings to Fixed Charges
                                    1991-1996
                                    ($000's)

                                                                                               1996
                                        1991       1992       1993       1994       1995      Q3 YTD
                                      --------   --------   --------   --------   --------   --------
Earnings as defined:
Profit before tax as reported .....   $104,329   $116,196   $121,678   $188,914   $242,653   $205,276
Add: Dividends from affiliates ....      6,735      5,833      6,357      7,838     15,146     10,167
   Interest expense ...............     42,190     51,390     47,105     40,485     43,271     26,745
   Interest factor re: rentals
   (as calculated below) ..........     38,908     44,106     49,888     50,851     56,357     50,251
                                      --------   --------   --------   --------   --------   --------
Total earnings ....................   $192,162   $217,525   $225,028   $288,088   $357,427   $292,439
                                      ========   ========   ========   ========   ========   ========
Fixed charges as defined:
Interest expense ..................   $ 42,190   $ 51,390   $ 47,105   $ 40,485   $ 43,271   $ 26,745
Interest factor re: rentals
   (as calculated below) ..........     38,908     44,106     49,888     50,851     56,357     50,251
                                      --------   --------   --------   --------   --------   --------
Total fixed charges ...............   $ 81,098   $ 95,496   $ 96,993   $ 91,336   $ 99,628   $ 76,996
                                      ========   ========   ========   ========   ========   ========
Ratio of earnings/
   Fixed charges ..................       2.37       2.28       2.32       3.15       3.59       3.80

Total rent ........................    116,725    132,317    149,664    152,553    169,072    150,752
Interest factor (1/3 of total) ....     38,908     44,106     49,888     50,851     56,357     50,251


Notes:

1) Amortization of debt issuance costs and put premiums are included in interest expense.